Exhibit 8.2

São Paulo, August 18, 2014.

REF:

Opinion of Pinheiro Neto Advogados, Brazilian Counsel to the Registrant, as to Brazilian Tax Consequences of the Exchange Offer

Banco Santander, S.A.

Ciudad Grupo Santander

28660 Boadilla del Monte (Madrid), Spain

Ladies and Gentlemen,

We have acted as special Brazilian tax counsel to Banco Santander, S.A., a corporation incorporated under the laws of Spain (the “Company”), in connection with the preparation and filing of the Registration Statement on Form F-4 of the Company, as amended or supplemented through the date hereof (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

The discussions under the captions “Questions and Answers about the Proposed Exchange Offer”, “Summary–Tax Consequences–Brazilian Tax Consequences” and “The Exchange Offer–Tax Consequences–Brazilian Tax Consequences” in the Registration Statement, with respect to Brazilian tax legal matters and subject to the conditions and limitations described therein, set forth our opinion with respect to the material Brazilian tax considerations applicable generally to the exchange of Santander Brasil Securities (as that term is defined in the Registration Statement) for Santander Spain ADSs (as that term is defined in the Registration Statement) pursuant to the exchange offer.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “The Exchange Offer—Tax Consequences—Brazilian Tax Consequences” in the Registration Statement.

Very truly yours,
/s/ Flávio Veitzman
Pinheiro Neto Advogados